February 28, 2011

WestMountain Index Advisor, Inc.
123 North College Ave Suite 200
Fort Collins, Colorado 80524

Attention:  Board of Directors

Dear Mr. Schifrin:

I hereby resign as President and Chief Executive Officer of WestMountain Index Advisor, Inc. (the “Company”), effective immediately.  Furthermore, I resign as a member of the Board of Directors of the Company effective only and immediately upon compliance by the Company with the provisions of Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder.

This resignation is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Sincerely yours,

/s/ Brian Klemsz
Brian L. Klemsz